Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
Graham Corporation Reports Record Backlog for
Third Quarter of Fiscal 2010
•	Record orders of $51.6 million in third quarter includes a significant U.S. Navy program order and several geographically dispersed refining orders

•	Achieved 6% net margin on 51% decline in sales

•	Cash balance increased to $57.7 million as balance sheet remains strong

•	Full-year gross margin guidance raised to 34%-36% and revenue guidance tightened to $60-$63 million

•	Record Backlog of $89.8 million; only 50% expected to convert to sales in next 12 months
BATAVIA, NY, January 29, 2010 — Graham Corporation (NYSE Amex: GHM), a designer and manufacturer of critical equipment for the oil refinery, petrochemical and power industries, today reported its financial position and results of operations for its third quarter and nine months ended December 31, 2009. Graham’s current fiscal year ends March 31, 2010, and is referred to as “fiscal 2010.”
Net sales were $12.2 million in the fiscal 2010 third quarter, a decline of $12.5 million, or 50.7%, compared with net sales of $24.7 million in the third quarter of the fiscal year which ended March 31, 2009, referred to as “fiscal 2009.” Net income in the fiscal 2010 third quarter was $0.8 million, or $0.08 per diluted share, a decline of 79.8% compared with net income of $3.8 million, or $0.37 per diluted share, in the same period last year.
Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “The drastic fall-off in orders that we experienced a year ago is now resulting in a corresponding measurable decline in sales. Order level was adversely impacted by worldwide economic uncertainty which led to rapid declines in demand. However, the steps we took to control costs over the past year and benefits achieved from productivity improvements stemming from capital spending and continuous improvement projects have enabled us to remain profitable even in a quarter where revenue was extremely weak. Although we have been operating in a dismal economic environment, our team has done an exceptional job of delivering solid results.”
U.S. sales in the third quarter of fiscal 2010 declined $9.3 million, or 64.6%, to $5.1 million, compared with U.S. sales of $14.4 million in the third quarter of fiscal 2009. International sales during the third quarter were $7.1 million, down from $10.3 million during the same quarter of fiscal 2009. U.S. sales comprised 42% of total sales in the current quarter compared with 58% in last year’s third quarter, while international sales represented 58% of total sales in the third quarter of fiscal 2010 compared with 42% in the fiscal 2009 third quarter. Graham believes that the significant decline in U.S. sales reflects continued weakness in the U.S. refining market, which is expected to continue through at least fiscal 2011. The decline in U.S. sales is expected to result in an overall shift toward a higher proportion of international sales. International sales were off in all major regions with the exception of Africa, which saw a notable increase in third quarter sales.
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Graham Corporation Reports Record Backlog for Third Quarter of Fiscal 2010	Page 2
January 29, 2010
In Graham’s leading industries, 36% of sales in the third quarter were to the refining industry, compared with 46% of sales in the same period of the prior fiscal year, and approximately 44% of sales were to the chemical/petrochemical industry during the third quarter, compared with 27% in the third quarter of fiscal 2009.
Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which Graham believes are more visible on a trailing 12-month basis. Nevertheless, Graham expects that international sales will comprise a larger portion of future revenue both for the remainder of the current fiscal year and beyond.
Solid Operating Margins Reflect Better than Expected Results from Cost Cutting Activities, Tight Cost Controls, Productivity Improvements and Delayed Spending
Gross profit was $3.8 million, or 31.4% of sales, in the third quarter of fiscal 2010, compared with $9.4 million, or 37.9% of sales, in the same period of the prior fiscal year. A higher proportion of sales in Asia (which typically carry a lower gross margin), the fact that Graham has substantially worked through its backlog of more profitable orders received during the previous strong industry cycle and the deleveraging effect of lower sales volume resulted in lower gross profit margin in the current quarter compared with the prior year’s period. However, better than expected results from cost reduction activities and gains from productivity improvements enabled Graham to sustain relatively solid margin performance in a challenging market. Graham has increased its projected gross margin for the full fiscal year 2010 to be in the range of 34% to 36%.
Mr. Lines noted, “Our gross margin has been pressured by the shift in sales to Asia, where projects have historically been more price competitive than value driven. However, we believe that we are beginning to see the Graham value proposition taking hold, with our engineering expertise as its foundation, and expect that we will continue to be able to achieve acceptable future margins even as a higher percentage of sales are expected to originate in that region.”
Selling, general and administrative (“SG&A”) expenses in the third quarter declined to $2.7 million, or 22.3% of sales, compared with $3.6 million, or 14.4% of sales, in the third quarter of fiscal 2009. The decrease in SG&A expenses in the current year’s third quarter compared with the same quarter of fiscal 2009 was a result of decreased variable costs, such as commissions, related to the decline in sales, as well as to lower salaries and benefits resulting from the restructuring initiatives implemented during the last 12 months. In addition, tight cost controls and delayed spending on certain items further lowered expenses in the third quarter. Full year fiscal 2010 SG&A is expected to be approximately $12.0 million.
Interest income in the third quarter of fiscal 2010 declined to $11 thousand compared with $83 thousand in the same period of the prior fiscal year, primarily as a result of a significant decline in current U.S. Treasury yields compared with a year ago.
Graham’s effective tax rate was 31.4% in the third quarter of fiscal 2010 compared with an effective tax rate of 35.5% for the third quarter of fiscal 2009 and 34.7% for full year fiscal 2009. For the current fiscal year’s nine-month period, Graham’s effective tax rate was 35.2% compared with 34.3% in the fiscal 2009 nine-month period. The effective tax rate for fiscal 2010 is expected to be 30% to 31%, excluding a $0.4 million charge in Graham’s fiscal 2010 second quarter related to unrecognized benefits for certain tax credits claimed for tax years 2006 through 2009.
Fiscal 2010 Nine-Month Review
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Graham Corporation Reports Record Backlog for Third Quarter of Fiscal 2010	Page 3
January 29, 2010
Net sales for the first nine months of fiscal 2010 were $48.4 million, a decline of $27.9 million, or 36.5%, compared with net sales of $76.3 million in the first nine months of fiscal 2009. U.S. sales represented 48% of sales for the first nine months of fiscal 2010, compared with 63% in fiscal 2009, while international sales were 52% of sales during the period, compared with 37% last year. Sales to Asia and Africa increased appreciably while sales to other regions declined.
Sales to the refining industry accounted for 43% of revenue in the first nine months of fiscal 2010, down from 48% in same period of fiscal 2009. Chemical/petrochemical sales were 32% of revenue, compared with 24% last year, and 25% of fiscal 2010 nine-month sales were to other markets, compared with 28% in the same period in fiscal 2009.
Gross profit for the fiscal 2010 nine-month period was $18.0 million, or 37.1% of sales compared with $32.1 million, or 42.1% of sales in the prior year period. The decline was primarily related to lower sales somewhat offset by cost reduction activities, purchasing discipline and improvements in operating efficiencies achieved as part of Graham’s continuous improvement program. As previously noted, Graham has increased its projected gross margin for the full year fiscal year 2010 to be in the range of 34% to 36%.
SG&A expenses were $9.0 million, or 18.6% of sales, in the fiscal 2010 nine-month period compared with $11.3 million, or 14.8% of sales, in the first nine months of fiscal 2009. The decrease in absolute dollars was due primarily to reduced commissions on lower sales as well as to the effects of Graham’s restructuring initiatives. As previously noted, Graham expects that SG&A will be in the range of $12.0 to $12.3 million for full year fiscal 2010 as variable costs such as commissions are expected to adjust based on the geographic location of sales.
Net income in the first nine months of fiscal 2010 was $5.8 million, or $0.58 per diluted share, compared with net income of $13.9 million, or $1.36 per diluted share, in the nine-month period of 2009. Excluding the $0.4 million charge in the fiscal 2010 second quarter related to unrecognized benefits for tax credits, net income would have been $6.2 million, or $0.63 per diluted share, in the first nine months of fiscal 2010.
Strong Balance Sheet with Significant Cash Position
Cash, cash equivalents and investments at December 31, 2009 were $57.7 million compared with $45.4 million at December 31, 2008, and $46.2 million at March 31, 2009. The increase resulted from operating earnings and improvements in accounts receivable and inventory levels. Approximately $51.1 million was invested in U.S. Treasury notes with maturity periods of 91 to 180 days at December 31, 2009. As of December 31, 2009, Graham had no borrowings against its $30.0 million revolving line of credit facility.
Net cash provided by operating activities for the third quarter of fiscal 2010 was $3.4 million, compared with $3.0 million in the prior year’s third quarter. For the first nine months of fiscal 2010, cash provided by operations was $12.7 million compared with $7.4 million in cash provided by operations in the comparable fiscal 2009 period. The increase for both the quarter and nine-month periods was related to a reduction in inventory and to lower levels of accounts receivable. In addition, the fiscal 2009 nine-month period was impacted by a $3.6 million pension contribution made during last year’s second quarter. Graham’s pension plan is fully-funded and no contributions to the plan are expected to be made during fiscal 2010.
Capital expenditures were $220 thousand in the third quarter and $502 thousand for the first nine months of fiscal 2010, compared with $398 thousand for the third quarter and $1.2 million for the first nine months of fiscal 2009. Capital expenditures in fiscal 2010 are expected to be approximately $0.8 million to $1.0 million. Approximately 65% of capital spending is for machinery and equipment, approximately 28% is for information technology while approximately 7% is for other anticipated expenditures. Approximately 50% of Graham’s planned capital expenditures for fiscal 2010 are associated with productivity improvements and the balance for capitalized maintenance and other general purposes.
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Graham Corporation Reports Record Backlog for Third Quarter of Fiscal 2010	Page 4
January 29, 2010
There were no repurchases of shares in the third quarter under Graham’s previously announced stock buyback program.
Record Backlog Extends into Fiscal 2012
Orders during the third quarter of fiscal 2010 were a record $51.6 million compared with orders of $8.1 million and $29.6 million in the prior year’s third quarter and the trailing second quarter of fiscal 2010, respectively. Included in orders in the fiscal 2010 third quarter was an order in excess of $25 million related to the U.S. Navy’s latest super carrier program as well as several larger orders destined for refineries in the U.S., Middle East and China. Orders from U.S. customers were $37.0 million, or 72% of total orders, while international orders were $14.6 million, or 28% of total orders. This compares with last year’s third quarter when U.S. orders were $5.0 million and international orders were $3.1 million, or 62% and 38% of total orders, respectively. The order for the U.S. Navy carrier program significantly skewed the order balance toward a more domestic representation in the third quarter and Graham expects orders in future quarters to return to a higher international weighting which has been the trend in recent quarters.
Graham’s backlog was $89.8 million at December 31, 2009, the highest backlog in its history and 71.0% higher than $52.5 million at the end of last year’s fiscal third quarter and 77.8% above backlog of $50.5 million at September 30, 2009. At December 31, 2009, there were four orders in backlog with a value of approximately $7.0 million which remained on hold. There were no orders put on hold or canceled during the third quarter of fiscal 2010.
Approximately 40% of projects in Graham’s backlog as of the end of the third quarter are for refinery projects, 20% for chemical and petrochemical projects and 40% for power and other markets compared with 45%, 33% and 22%, respectively, at December 31, 2008. Included in backlog are several large orders, including the order related to the U.S. Navy’s carrier program, that are not expected to begin to be delivered until fiscal 2012 and beyond. Consequently, Graham expects only about 50% of its current backlog to ship in the next twelve months, as opposed to the typical 85% to 90% of backlog that would normally ship in a twelve-month period, because several large orders in backlog have delivery dates beyond the next twelve months.
Mr. Lines concluded, “We were successful at winning several significant contracts during the quarter and our backlog now stands at a record level. We are cautiously optimistic that the recent increase in order activity may signal an end to the slowdown we have seen in our international markets during the past 15 months. However, we still expect some lumpiness in order activity over the next few quarters as the U.S. refining market is expected to remain slow for the foreseeable future. We anticipate fiscal 2010 revenue to range between $60 and $63 million and expect to be profitable in the fourth quarter. Looking forward to fiscal 2011, we do not anticipate revenue to begin to grow again until the second half of the year as we will continue to be impacted by the low level of orders we saw during the past year as well as the lengthened delivery dates on some of our more recent orders. However, we do expect to be profitable in each of the first two quarters of fiscal 2011.”
Webcast and Conference Call
Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey Glajch, Vice President — Finance & Administration and Chief Financial Officer, will review Graham’s financial and operating results for the third quarter of fiscal 2010 as well as Graham’s strategy and outlook. A question-and-answer session will follow.
Graham’s conference call and live webcast can be accessed as follows:
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Graham Corporation Reports Record Backlog for Third Quarter of Fiscal 2010	Page 5
January 29, 2010
▪	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 – 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

▪	The teleconference can be accessed by dialling 1-201-689-8560 and referencing conference ID number 340778 approximately 5 – 10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
▪	The webcast will be archived at http://www.graham-mfg.com and a transcript will be posted, once available. The webcast and transcript will remain available on Graham’s website for approximately 30 days.

▪	A telephonic replay can be heard by calling 1-201-612-7415, and entering account number 3055 and conference ID number 340778. The replay will be available from 2:00 p.m. on January 29, 2010, through February 5, 2010, at 11:59 p.m. Eastern Time.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For over 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and electrical power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on the Company can be found.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to anticipated revenue, the timing of conversion of backlog to sales, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”
Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
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Graham Corporation Reports Record Backlog for Third Quarter of Fiscal 2010	Page 6
January 29, 2010

For more information contact:
Jeffrey Glajch, Vice President — Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.
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Graham Corporation Reports Record Backlog for Third Quarter of Fiscal 2010 January 29, 2010	Page 7
Graham Corporation Third Quarter Fiscal 2010
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Amounts in thousands, except per share data)
Net sales	$12,166	$24,701	$48,412	$76,263
Cost of products sold	8,345	15,339	30,459	44,184

Gross profit	3,821	9,362	17,953	32,079

Gross profit margin	31.4%	37.9%	37.1%	42.1%
Other expenses and income:
Selling, general and administrative	2,718	3,567	8,998	11,320

Operating profit	1,103	5,795	8,955	20,759
Operating profit margin	9.1%	23.5%	18.5%	27.2%
Interest income	(11)	(83)	(44)	(386)
Interest expense	—	1	34	4
Other expense	—	—	96	—

Total other expenses and income	2,707	3,485	9,084	10,938

Income before income taxes	1,114	5,877	8,869	21,141
Provision for income taxes	350	2,087	3,119	7,255

Net income	764	3,790	5,750	13,886
Retained earnings at beginning of period	58,558	46,995	53,966	37,216
Dividends	(197)	(203)	(591)	(557)
Effect of transition to a fiscal year end measurement date for defined benefit pension and other postretirement plan assets and obligations	—	—	—	37

Retained earnings at end of period	$59,125	$50,582	$59,125	$50,582

Per share data:
Basic:
Net income	$.08	$.37	$.58	$1.37

Diluted:
Net income	$.08	$.37	$.58	$1.36

Weighted average common shares outstanding:
Basic:	9,903	10,181	9,897	10,145
Diluted:	9,945	10,211	9,933	10,221

Dividends declared per share	$.02	$.02	$.06	$.055

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Graham Corporation Reports Record Backlog for Third Quarter of Fiscal 2010 January 29, 2010	Page 8
Graham Corporation Third Quarter Fiscal 2010
Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(Unaudited)

	December 31,	March 31,
	2009	2009
	(Amounts in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$6,638	$5,150
Investments	51,062	41,059
Trade accounts receivable, net of allowances ($19 and $39 at December 31, and March 31, 2009, respectively)	7,850	6,995
Unbilled revenue	2,027	10,444
Inventories	3,638	4,665
Income taxes receivable	3,425	4,054
Prepaid expenses and other current assets	432	375

Total current assets	75,072	72,742
Property, plant and equipment, net	9,402	9,645
Prepaid pension asset	4,484	4,300
Other assets	282	237

Total assets	$89,240	$86,924

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$29	$28
Accounts payable	3,527	5,514
Accrued compensation	3,756	4,630
Accrued expenses and other liabilities	2,196	2,266
Customer deposits	5,461	5,892
Deferred income tax liability	4,870	4,865

Total current liabilities	19,839	23,195

Capital lease obligations	10	31
Accrued compensation	287	250
Deferred income tax liability	1,255	1,253
Accrued pension liability	248	256
Accrued postretirement benefits	856	828

Total liabilities	22,495	25,813

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value Authorized, 500 shares
Common stock, $.10 par value Authorized, 25,500 shares
Issued, 10,150 and 10,127 shares at December 31 and March 31, 2009, respectively	1,015	1,013
Capital in excess of par value	15,293	14,923
Retained earnings	59,125	53,966
Accumulated other comprehensive loss	(6,132)	(6,460)
Treasury stock (305 and 279 shares at December 31 and March 31, 2009, respectively)	(2,554)	(2,325)
Notes receivable	(2)	(6)

Total stockholders’ equity	66,745	61,111

Total liabilities and stockholders’ equity	$89,240	$86,924

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Graham Corporation Reports Record Backlog for Third Quarter of Fiscal 2010 January 29, 2010	Page 9
Graham Corporation Third Quarter Fiscal 2010
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2009	2008
	(Amounts in thousands)
Operating activities:
Net income	$5,750	$13,886

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	751	749
Amortization of unrecognized prior service cost and actuarial losses	508	77
Discount accretion on investments	(40)	(371)
Stock-based compensation expense	317	315
Loss on disposal of property, plant and equipment	3	2
Deferred income taxes	(228)	1,178
(Increase) decrease in operating assets:
Accounts receivable	(855)	(3,365)
Unbilled revenue	8,419	208
Inventories	1,027	(222)
Income taxes receivable/payable	629	884
Prepaid expenses and other current and non-current assets	(58)	(358)
Prepaid pension asset	(184)	(3,630)
Increase (decrease) in operating liabilities:
Accounts payable	(1,996)	(1,483)
Accrued compensation, accrued expenses and other current and non-current liabilities	(945)	(531)
Customer deposits	(432)	82
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	57	24

Net cash provided by operating activities	12,723	7,445

Investing activities:
Purchase of property, plant and equipment	(502)	(1,193)
Proceeds from sale of property, plant and equipment	7	1
Purchase of investments	(134,673)	(102,550)
Redemption of investments at maturity	124,710	96,450

Net cash used by investing activities	(10,458)	(7,292)

Financing activities:
Proceeds from issuance of long-term debt	821	2,450
Principal repayments on long-term debt	(841)	(2,471)
Issuance of common stock	34	695
Dividends paid	(591)	(557)
Purchase of treasury stock	(229)	(14)
Excess tax deduction on stock awards	21	1,696
Other	4	4

Net cash (used) provided by financing activities	(781)	1,803

Effect of exchange rate changes on cash	4	161

Net increase in cash and cash equivalents	1,488	2,117
Cash and cash equivalents at beginning of period	5,150	2,112

Cash and cash equivalents at end of period	$6,638	$4,229

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Graham Corporation Reports Record Backlog for Third Quarter of Fiscal 2010	Page 10
January 29, 2010
Graham Corporation Third Quarter Fiscal 2010
Additional Information
ORDER AND BACKLOG TREND
(Amounts in millions)

	Q109	Q209	Q309	Q409	FY2009	Q110	Q210	Q310
	6/30/08	9/30/08	12/31/08	3/31/09	3/31/09	6/30/09	9/30/09	12/31/09
Orders	$27.8	$17.5	$8.1	$20.5	$73.9	$8.8	$29.6	$51.6
Backlog	$76.0	$69.7	$52.5	$48.3	$48.3	$37.0	$50.5	$89.8
SALES BY INDUSTRY — FISCAL 2010
(Amounts in millions)

							9-Months
	Q110%		Q210%		Q310%		FY2010%
	6/30/09	Total	9/30/09	Total	12/31/09	Total	12/31/09	Total
Refining	$9.2	46%	$7.1	44%	$4.4	36%	$20.7	43%
Chemical/ Petrochemical	$4.7	24%	$5.3	33%	$5.3	44%	$15.3	32%
Power	$0.1	N/A	$0.1	1%	$0.2	2%	$0.4	1%
Other	$6.1	30%	$3.6	22%	$2.3	18%	$12.0	24%
Total	$20.1		$16.1		$12.2		$48.4
SALES BY INDUSTRY — FISCAL 2009
(Amounts in millions)

	Q109%		Q209%		Q309%		Q409%		FY2009%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	3/31/09	Total	3/31/09	Total
Refining	$14.4	52%	$11.1	47%	$11.3	46%	$9.3	37%	$46.0	46%
Chemical/ Petrochemical	$5.3	19%	$6.4	27%	$6.6	27%	$8.7	35%	$27.0	27%
Power	$1.3	5%	$2.0	8%	$1.5	6%	$0.6	3%	$5.5	5%
Other	$6.6	24%	$4.4	18%	$5.3	21%	$6.2	25%	$22.6	22%
Total	$27.6		$23.9		$24.7		$24.8		$101.1

Graham Corporation Reports Record Backlog for Third Quarter of Fiscal 2010
January 29, 2010
SALES BY REGION — FISCAL 2010
(Amounts in millions)

							9-Months
	Q110%		Q210%		Q310%		FY2010%
	6/30/09	Total	9/30/09	Total	12/31/09	Total	12/31/09	Total
United States	$10.2	51%	$8.1	50%	$5.1	42%	$23.4	48%
Middle East	$0.4	2%	$2.9	18%	$1.8	15%	$5.0	10%
Asia	$8.2	41%	$4.0	25%	$2.8	23%	$14.9	31%
Other	$1.3	6%	$1.1	7%	$2.5	20%	$5.1	11%
Total	$20.1		$16.1		$12.2		$48.4
SALES BY REGION — FISCAL 2009
(Amounts in millions)

	Q109%		Q209%		Q309%		Q409%		FY2009%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	3/31/09	Total	3/31/09	Total
United States	$18.6	67%	$15.0	63%	$14.4	58%	$15.8	64%	$63.7	63%
Middle East	$2.0	7%	$3.0	13%	$2.8	11%	$0.6	2%	$8.4	8%
Asia	$3.0	11%	$1.0	4%	$3.7	15%	$5.5	22%	$13.3	13%
Other	$4.0	15%	$4.9	20%	$3.8	16%	$2.9	12%	$15.7	16%
Total	$27.6		$23.9		$24.7		$24.8		$101.1
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